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                                                                   Exhibit 10.27

                                                                  EXECUTION COPY

                                                                  MAIN AGREEMENT


     This Main Agreement (this "Agreement"), dated as of June 17, 1999, is between drugstore.com, inc., a Delaware corporation ("drugstore.com"), and Rite Aid Corporation, a Delaware corporation ("Rite Aid").

                                   RECITALS:

     Rite Aid is a leading drugstore in the United States with over 3800 stores.

     drugstore.com is a leading Web-based drugstore.

     In consideration of the agreements, covenants and conditions set forth herein, intending to be legally bound, the parties hereto agree as follows:

Section 1.  Definitions

     Whenever used in this Agreement with initial letters capitalized, the following terms will have the following specified meanings:

     "Above the Fold" means situated within the portion of a page that is designed to be visible on a standard computer screen without requiring the user to scroll horizontally or vertically through the page, currently a resolution of 800 pixels by 600 pixels (such resolution to be updated through the Term as the drugstore.com default design resolution changes).

     "Action Links" means the hypertext links that direct users to different areas of a single site or to new sites entirely.

     "Affiliate" means, with respect to a party, any Person that, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such party.

     "Confidential Information" means the existence and terms of this Agreement and all trade secrets, know-how and nonpublic information that relates to research, development, trade secrets, know-how, inventions, source codes, technical data, software programming, concepts, designs, procedures, manufacturing, purchasing, accounting, engineering, marketing, merchandising, selling, business plans or strategies and other proprietary or confidential information, protectable under the laws of the United States or any other nation, state or jurisdiction (including, but not limited to, any foreign equivalents thereto).
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     "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether by contract or through the ownership of voting securities, including the ownership of more than fifty percent (50%) of the equity, partnership or similar interest in such Person.

     "Competitor" (i) of Rite Aid means (a) a Pharmacy Competitor, (b) a Third Party that is a supermarket and/or (c) a Third Party that is a mass retail merchandiser (such as Walmart or Target), (ii) of PCS means a Third Party engaged in the business of pharmacy benefit management that claims to cover more than 6,000,000 members, and (iii) of drugstore.com means (a) a Pharmacy Competitor, (b) a Third Party that sells products or offers services typically found in an Offline Retail Drugstore via the Internet, (c) a Third Party that is a supermarket and/or (d) a Third Party that is a mass retail merchandiser (such as Walmart or Target).

     "Derivative" means (a) any enhancement, improvement or modification or (b) any "derivative work" (as such term is defined in the U.S. Copyright Act, as amended from time to time).

     "Drugstore Chain" means any Third Party that Controls 10 or more Offline Retail Drugstores whether or not all such stores operate under the same name or Trademark.

     "drugstore.com IPR" means (i) any and all IPR owned or licensable without cost to drugstore.com by drugstore.com or any entity that it Controls, and (ii) all Rite Aid Technology Derivatives and Derivatives of Rite Aid Technology Derivatives made by or at the direction of drugstore.com or any entity that it Controls.

     "drugstore.com Site" means the site currently located at www.drugstore.com (and any successor site, Mirror site or sites of any entity Controlled by drugstore.com).

     "Effective Time" has the meaning given to it in Section 16.14.

     "Home Page" means (i) with respect to the drugstore.com Site, the page that is displayed to the user when the URL www.drugstore.com or any successor URL is entered, (ii) with respect to the Rite Aid Site, the page that is displayed to the user when the URL www.riteaid.com or any successor URL is entered, and (iii) with respect to the PCS Site, the page that is displayed to the user when the URL www.PCSRx.com or any successor URL is entered.

     "including" or "included," when used herein, shall be deemed to be followed by the words "without limitation."

     "Internet" means the Internet or the World Wide Web (or any successor or other online network including those using delivery over television, cable, set top boxes,
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intranets, extranets and personal digital assistants (but not including using any personal digital assistant or other device as a telephone)).

     "IPR" means any copyright, Trademark, patent, trade secret, moral right or other intellectual property or proprietary right of any kind (including applications therefor and, in the case of patents, any continuation or divisional patent applications claiming priority thereto), whether arising under the laws of the United States or any other nation, state or jurisdiction (including any foreign equivalents thereto).

     "Joint IPR" means (i) any Derivatives of (a) Rite Aid Technology or (b) Rite Aid Technology Derivatives, or (ii) any new IPR, in each case that is created jointly by, or at the direction of, the parties.

     "Mirror site" means an Internet site that (i) contains the exact form and content of a site, (ii) is located at a geographic location distinct from a site and (iii) is created for the purpose of improving the performance of and accessibility to a site.

     "Offline Retail Drugstore" means any Third Party drugstore that allows customers to pick up orders for products at that drugstore.

     "PCS" means PCS Health Systems, Inc., a Delaware corporation.

     "PCS Preferred Network" means any retail network of Offline Retail Drugstores established by PCS to fill drugstore.com customer orders for local prescription pickup.

     "PCS Site" means the site currently located at www.PCSRx.com (and any successor site, Mirror site or sites of any entity Controlled by PCS).

     "Permitted Store" means a Rite Aid retail drugstore and an Offline Retail Drugstore that is a member of the PCS Preferred Network.

     "Person" means any individual, corporation, partnership, limited liability company, trust, association or other entity or organization, including any governmental or political subdivision or any agency or instrumentality thereof.

     "Pharmaceutical Products" means any product that under law may not be dispensed except pursuant to a prescription dispensed by a licensed professional.

     "Pharmacy Agreement" means the Pharmacy Supply and Services Agreement dated the date hereof between drugstore.com and Rite Aid.

     "Pharmacy Competitor" means any Third Party that is a Drugstore Chain or whose business substantially consists of the sale of Pharmaceutical Products to consumers.
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     "Pharmacy Services Page" means the first page a user sees on the
drugstore.com Site after clicking on the pharmacy tab, currently located at www.drugstore.com/pharmacy.

     "Rite Aid Formulary" means Rite Aid's or PCS's list of approved Pharmaceutical Products and vendors.

     "Rite Aid IPR" means any and all IPR owned or licensable without cost to Ride Aid by Rite Aid or any entity that it Controls, including the Rite Aid Technology and the Rite Aid Technology Derivatives and Derivatives of Rite Aid Technology Derivatives made by or at the direction of Rite Aid or any entity that it Controls.

     "Rite Aid Site" means the site currently located at www.riteaid.com (and any successor site, Mirror site or sites of any entity Controlled by Rite Aid).

     "Rite Aid Technology" means the software (in both source and object code forms) set forth on Exhibit A, to the extent owned or licensable (without cost to Rite Aid) by Rite Aid during the Term.

     "Rite Aid Technology Derivative" means a Derivative of any Rite Aid Technology.

     "Rite Aid Trademarks" means the Trademarks owned by Rite Aid set forth on Exhibit B.

     "Rollover Bar" means the textual bar that is displayed below the tabs on a page.

     "Series E Preferred Stock Purchase Agreement" means the Series E Preferred Stock Purchase Agreement of even date herewith by and among drugstore.com, Rite Aid, General Nutrition Companies, Inc. and General Nutrition Investment Company.

     "Stock" means the capital stock of drugstore.com purchased by Rite Aid pursuant to the Series E Preferred Stock Purchase Agreement.

     "Term" means the period commencing on the Effective Time and ending on the tenth anniversary of such date, subject to extension in accordance with Section 15.5.

     "Third Party" means any Person that is not a party hereto or a wholly owned Affiliate of a party hereto.

     "Trademark(s)" means all common law or registered trademarks, logos, service marks, trade names, Internet domain names and trade dress rights and similar or
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related rights arising under any of the laws of the United States or any other country or jurisdiction, whether now existing or hereafter adopted or acquired.

Section 2.  Payer Contracts

     Rite Aid will use commercially reasonable efforts to assist drugstore.com in obtaining provider numbers from payers engaged in the business of establishing and administering networks of pharmacies at which prescriptions for Pharmaceutical Products may be filled for individuals whose prescriptions are paid for by insurers, health plans and other Third Parties.

Section 3.  Pharmacy Information

     3.1  Subject to customer and any other required consents, the parties will
(i) share customer insurance and drug profiles to pre-populate customer profiles on the drugstore.com Site and (ii) systematically and promptly update each other's shared customer profiles to reflect any new information acquired with respect to any such profiles. Rite Aid will provide drugstore.com with its privacy policy for inclusion on the drugstore.com Site. Rite Aid and drugstore.com will, as between one and the other, own customer data related to the sale of Pharmaceutical Products as follows: (a) Rite Aid will own all such data relating to customers that fill their prescriptions at Rite Aid retail stores which prescriptions are not ordered by the customer through the drugstore.com Site; (b) Rite Aid and drugstore.com will co-own all such data relating to (i) customers whose orders are filled by Rite Aid under the Pharmacy Agreement and (ii) customers whose orders are processed by drugstore.com using the Rite Aid Technology; and (c) drugstore.com will own all other customer data.

     3.2 With respect to customers whose orders are filled by Rite Aid and shipped by drugstore.com, Rite Aid shall neither transmit nor disclose such customers' data to Third Parties nor shall it use such customers' data to market to such customers.

Section 4.  Exclusivity

     4.1  Rite Aid will not, and will not permit any entity that it Controls to,
(i) directly or indirectly, sell to or take orders from consumers for products over the Internet or (ii) promote any Person other than drugstore.com that is engaged in any activity described in clause (i) above; provided, however, that Rite Aid may (1) sell products over the Internet that drugstore.com elects not to sell after having been provided the opportunity to sell such products in accordance with the procedures set forth below, (2) advertise the Rite Aid Site and the PCS Site without reference to the drugstore.com Site and (3) in its stores and on the Rite Aid Site and PCS Site, permit advertisements and other promotional materials from manufacturers, including a reference to such manufacturers own URL's, provided that the site referenced includes only information and products from that manufacturer. If Rite Aid or any entity that it Controls desires to sell any product to consumers over the Internet pursuant to clause
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(1) above, it shall first offer drugstore.com the opportunity to sell such product on the drugstore.com Site. drugstore.com will have 10 days from the date of receipt of such notification to determine whether to sell such product. In the event drugstore.com opts to sell such product, it must commence such sale as soon as reasonably practicable.

     4.2 drugstore.com will not, and will not permit any entity that it Controls to (i) promote any Offline Retail Drugstore, (ii) operate or contract with any Person to operate or manage an Offline Retail Drugstore on behalf of drugstore.com, (iii) operate or manage an Offline Retail Drugstore on behalf of any Third Party, (iv) contract with any Third Party, other than Rite Aid or PCS or their Affiliates, for the filling of orders for Pharmaceutical Products placed on any drugstore.com Site(s), (v) promote a Pharmaceutical Product that is not on the Rite Aid Formulary without first offering such promotional opportunity to a manufacturer listed on the Rite Aid Formulary or (vi) operate or establish directly or through any entity it Controls, a network of Offline Retail Drugstores at which orders for Pharmaceutical Products can be filled; provided, however, that the foregoing shall not prohibit drugstore.com or any entity that it Controls from doing any or all of the following (1) with respect to a customer whose Pharmaceutical Products are paid for, in whole or in part, by an insurer, employer or other Third Party pursuant to a pharmacy benefit plan administered by PCS, accepting orders for Pharmaceutical Products that are to be available to the customer for pick-up at an Offline Retail Drugstore, provided, that the Offline Retail Drugstore is either (A) a Permitted Store or (B) located more than five (5) miles from a Permitted Store or (2) applying for, obtaining and operating the drugstore.com mail order pharmacy under a provider number assigned to drugstore.com by a pharmacy benefit manager or (3) no earlier than nine months from the date Rite Aid is obligated to commence providing pharmacy services at Rite Aid retail stores pursuant to the Pharmacy Agreement, with respect to a customer whose Pharmaceutical Products are paid for, in whole or in part, by an insurer, employer or other Third Party pursuant to a pharmacy benefit plan administered by an entity other than PCS, accepting orders for Pharmaceutical Products that are to be available to the customer for pick-up at an Offline Retail Drugstore, provided that (x) any such Offline Retail Drugstore is located more than five (5) miles from any Rite Aid retail store and (y) if drugstore.com is contracting with any such Offline Retail Drugstore through a pharmacy benefit plan administrator, Rite Aid has been offered the opportunity to have Rite Aid retail stores fill orders for Pharmaceutical Products for such customers on the same terms as such other Offline Retail Drugstore.

     4.3 Notwithstanding any of the foregoing, drugstore.com is permitted to indicate on the drugstore.com Site the availability of retail pickup at Offline Retail Drugstores other than those owned or operated by Rite Aid, provided, that in those areas in which Rite Aid has a retail presence, drugstore.com customers will always be presented with Rite Aid Offline Retail Drugstores as their first option, including by listing all Rite Aid Offline Retail Drugstores first in any store locator feature on the drugstore.com Site.
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     4.4  Rite Aid will not fill orders for Pharmaceutical Products for entities other than drugstore.com that are engaged in the dispensing of Pharmaceutical Products to customers who place orders via the Internet (an "Internet Drugstore").

     4.5 drugstore.com shall not (i) brand any area of the drugstore.com Site with the Trademark of any Rite Aid Competitor, or (ii) offer for sale or promote on the drugstore.com Site any private label product of any Rite Aid Competitor.

     4.6 The provisions of this Section 4 will not be applicable to drugstore.com's operations outside the United States and shall not limit drugstore.com's ability to partner with and promote an Offline Retail Drugstore that has no Offline Retail Drugstore in the United States. In the event any such non-U.S. partner subsequently develops any presence in the United States, including by purchasing an Offline Retail Drugstore in the United States, drugstore.com shall forthwith take any actions that may be necessary to place it in compliance with this Agreement.

     4.7 On the date Rite Aid is first obligated to commence the provision of pharmacy services at its retail stores pursuant to the Pharmacy Agreement, Rite Aid shall: (i) cease accepting orders for or filling prescriptions through the Rite Aid Site; (ii) redirect via a hypertext link all customers that visit the Rite Aid Site to the Pharmacy Services Page; (iii) notify its customers of its new relationship with drugstore.com by posting a notice on the Rite Aid Site; and (iv) notify via e-mail those customers who have previously agreed to accept e-mail messages from Rite Aid of its new relationship with drugstore.com.

Section 5.  Brands and Advertising

     The pharmacy at the drugstore.com Site shall be co-branded with a Rite Aid Trademark. Where feasible, all advertising material primarily relating to pharmacy shall refer to the pharmacy as "the Pharmacy from Rite Aid and drugstore.com."

     5.1  drugstore.com Home Page

          5.1.1 One of the Rite Aid Trademarks designated by Rite Aid shall be featured Above the Fold on the Home Page of the drugstore.com Site. This Rite Aid Trademark shall not be smaller than a title of any module on the drugstore.com Home Page with the exception of the showcase module, which shall likely be larger. The word "Rite Aid" shall be included in the Rollover Bar for the "pharmacy" tab so long as the "pharmacy" tab and Rollover Bar exist on the drugstore.com Site.

     A sample drugstore.com Home Page, indicating representative samples of what drugstore.com considers a "title," a "module" and the "showcase module," is attached hereto as Schedule 5.1. Rite Aid acknowledges that the format of the drugstore.com Home Page may evolve over the Term. In the event drugstore.com changes its format so that it does not use modules or titles, the parties shall negotiate the placement of the
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Rite Aid Trademark on the reformatted drugstore.com Home Page with the intent that the Rite Aid Trademark shall have substantially similar prominence on the reformatted drugstore.com Home Page.

          5.1.2 Rite Aid shall provide drugstore.com with samples of Rite Aid Trademarks for use in advertising and on the drugstore.com Site. Without Rite Aid's prior written approval, drugstore.com may not use Trademarks owned by Rite Aid other than the Rite Aid Trademarks used on the drugstore.com Site or in connection with its advertising of the drugstore.com Site.

          5.1.3 Rite Aid shall provide drugstore.com with a set of pre-approved statements to describe the Rite Aid pharmacy. Any one of such statements may be featured with the Rite Aid Trademarks on the drugstore.com Home Page.

          5.1.4 Subject to Section 5.4, the parties shall collaborate on the content included in, and the presentation of, the Action Links, provided that drugstore.com shall have the final right of approval with respect to such content and presentation.

     5.2  Rite Aid and PCS Home Pages

          5.2.1 One of the drugstore.com Trademarks designated by drugstore.com shall be featured prominently Above the Fold on the Home Pages of the Rite Aid Site and the PCS Site together with clear reference to the pharmacy services provided at the drugstore.com Site using statements mutually agreed upon by the parties. With the exception of the Rite Aid Trademark, the drugstore.com Trademark shall not be smaller than any other Trademarks placed on the Rite Aid Site or the PCS Site.

          5.2.2 drugstore.com shall provide Rite Aid and PCS with samples of drugstore.com Trademarks for use in advertising and on the Rite Aid Site and the PCS Site. Without drugstore.com's written approval, neither Rite Aid nor PCS may use Trademarks owned by drugstore.com other than the drugstore.com Trademarks used on the Rite Aid Site and the PCS Site or in connection with Rite Aid's and PCS's advertising of the Rite Aid Site and the PCS Site, respectively.

          5.2.3 Subject to Section 5.4, Rite Aid and drugstore.com and PCS, respectively, shall collaborate on the content included in, and the presentation of, the Action Links, provided that Rite Aid or PCS, as applicable, shall have the final right of approval with respect to such content and presentation.

     5.3  Pharmacy Services Page

          5.3.1 At the commencement of the Term, and until changed as provided herein, a Rite Aid Trademark designated by Rite Aid shall appear immediately below the top navigation bar on the Pharmacy Services Page. Any change of the location of any such Rite Aid Trademark must be pre-approved by Rite Aid. The word "Rite Aid"
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shall be included in the Rollover Bar for the "pharmacy" tab so long as the
"pharmacy" tab and Rollover Bar exist on the drugstore.com Site.

          5.3.2 At the request of drugstore.com, Rite Aid shall provide drugstore.com with a set of Frequently Asked Questions ("FAQs") and answers thereto to be used by drugstore.com at its option in conjunction with drugstore.com's FAQs, provided that drugstore.com must incorporate any updates provided by Rite Aid into any Rite Aid FAQs and answers it uses.

          5.3.3 Subject to Section 5.4, the parties shall collaborate on the content included on the Pharmacy Services Page and use of the Rite Aid Trademarks on the Pharmacy Services Page, provided that drugstore.com shall have the final right of approval with respect to such content and use.

     5.4  Content

          5.4.1. Rite Aid shall not knowingly publish on the Rite Aid Site, and drugstore.com shall not knowingly publish on the drugstore.com Site, any content, including Action Links, that is contrary to law or false or misleading in any material respect. Any content that either party reasonably determines to be contrary to law or false or misleading in any material respect shall be removed, upon notice from the determining party, as soon as practicable by the offending party. After such removal, the parties may bring the dispute to the advertising liaisons for immediate resolution.

          5.4.2. Rite Aid shall have final approval regarding any representations made relating to the quality of Rite Aid pharmacy and Rite Aid pharmacist services. drugstore.com shall have final approval regarding any representations made relating to the quality of drugstore.com pharmacy and drugstore.com pharmacist services.

     5.5  drugstore.com Advertising Obligations

          5.5.1 All drugstore.com advertising through a medium other than the drugstore.com Site and primarily focused on the pharmacy services provided by drugstore.com shall be co-branded with the drugstore.com and Rite Aid Trademarks.

          5.5.2 Unless made in close conjunction with a reference to a Rite Aid Trademark or in e-mails from drugstore.com to its customers, statements regarding the pharmacists in advertising and on the pages of the drugstore.com Site shall identify the pharmacists as "the pharmacists from Rite Aid and drugstore.com."

          5.5.3 The parties shall collaborate on efforts related to the cross-marketing of pharmacy services with nutritional supplements. drugstore.com agrees to participate in an initial project whereby Rite Aid will provide drugstore.com with a list of 6-10 items that drugstore.com shall use for such cross-marketing purposes.
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drugstore.com shall have final approval with respect to any decisions relating to any such cross-marketing.

          5.5.4 If drugstore.com generally makes available to Third Parties banner advertisements on the drugstore.com Site, drugstore.com will use some of its house inventory to promote the co-branded drugstore.com/Rite Aid pharmacy. Except as set forth in Section 4.2, drugstore.com will not accept advertising from any of (i) a Rite Aid Competitor, (ii) a PCS Competitor or (iii) an entity not on the Rite Aid Formulary.

     5.6  Rite Aid Advertising Obligations

          5.6.1 During each year of the Term, Rite Aid shall include drugstore.com in its advertising efforts such that the drugstore.com Trademarks or tagline are featured in an amount of media (measured by the actual dollar cost to Rite Aid) equal to at least 25% of Rite Aid's actual annual marketing expenditures as reflected in Rite Aid's books and records (based on Rite Aid's fiscal year and pro rata for any portion thereof). In all media except audio-only media, a drugstore.com Trademark shall be displayed and in audio media, including television and radio, the drugstore.com name must be stated.

     drugstore.com will be entitled to audit Rite Aid's applicable books and records on an annual basis in order to monitor Rite Aid's compliance with the foregoing obligations. Such audit shall take place at such location where Rite Aid maintains its books and records and during reasonable business hours and may be assisted by drugstore.com's accountants. In connection with any such audit, Rite Aid shall provide drugstore.com and its accountants with access to the applicable books and records and to appropriate employees of Rite Aid, and shall otherwise cooperate with such audit in a reasonable manner. All audits shall be at the expense of drugstore.com; provided, however, that if any annual audit reveals non-compliance by Rite Aid of 5% or more, such audit shall be at the expense of Rite Aid. In the event any annual audit reveals a shortfall in Rite Aid's annual spending obligations under this Section 5.6.1, Rite Aid shall make up such shortfall in the succeeding six months in addition to its spending obligations during such succeeding period. Subject to seasonality, Rite Aid agrees that its annual spending obligations under this Section 5.6.1 shall be spread reasonably evenly throughout each year of the Term.

          5.6.2 Rite Aid shall as soon as practicable implement the following efforts in addition to its advertising obligations under Section 5.6.1: (i) drugstore.com branding on Rite Aid shopping bags and Rx bags; (ii) drugstore.com branding on in-store signage as appropriate; (iii) printing of the drugstore.com URL, www.drugstore.com, on cash register receipts; (iv) co-branding vial caps (with logos and a design to be mutually agreed upon) for use with all prescriptions filled by Rite Aid; and (v) to the extent practicable, preprinting of the drugstore.com URL on all prescription labels used on prescriptions filled through the drugstore.com Site. The
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requirements of this Section 5.6.2 shall not preclude Rite Aid from using its current inventory, if any, of any of the foregoing items.

          5.6.3 The parties' obligations under this Section 5 shall begin as soon as commercially reasonable following the initial promotion on drugstore.com's Home Page of Rite Aid and its association with drugstore.com's pharmacy services.

          5.6.4 In the event of any dispute concerning Rite-Aid's advertising-related obligations, the parties will follow the dispute resolution procedures set forth in Section 14.

Section 6.  Merchandising

     6.1  Rite Aid Assistance

     To assist drugstore.com in its merchandising efforts, Rite Aid will do the following: (i) introduce drugstore.com to its vendors; (ii) use reasonable efforts consistent with applicable laws to encourage vendors to provide drugstore.com best pricing and cooperative marketing opportunities; (iii) invite drugstore.com to its annual vendor meetings and provide drugstore.com a booth at its annual tradeshow; (iv) conduct annual category management best practices seminars; (v) collaborate in the development of unique marketing concepts to jointly pursue with vendors; and (vi) provide drugstore.com the right to purchase those nonpharmacy products that Rite Aid regularly stocks in its distribution centers directly from Rite Aid at the prices and terms set forth in
Schedule 6.1.

     6.2  Assortment

     drugstore.com will determine in its sole discretion the assortment, pricing, promotions and other marketing and merchandising activities associated with the drugstore.com Site. Each party will present to the other party on a quarterly basis their product assortment plans, although both parties acknowledge that these plans may change in the sole discretion of the planning party.
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Section 7.  Technology Integration and License

     7.1  Technology Integration

     The integration of Rite Aid Technology with drugstore.com's pharmacy systems shall take place in accordance with the specification and schedule outlined in Schedule 7.1. Rite Aid and drugstore.com each agree to use their best efforts to accomplish the technology integration described in Schedule 7.1 on the schedule set forth therein. Each party will pay its own costs associated with the technology integration. Rite Aid and drugstore.com will each assign to the projects described in Schedule 7.1 at least the minimum number of technology personnel set forth in Schedule 7.1. As soon as practicable after the Effective Time, the parties will agree on a procedure for resolving issues relating to technology integration and technology support that will involve an escalation to senior management such that all issues may be resolved as soon as possible.

     7.2  License to IPR

          7.2.1 Rite Aid hereby grants to drugstore.com, and its wholly owned Affiliates, a royalty-free, worldwide, nonexclusive license (without any right to transfer or sublicense) under the Rite Aid IPR, to use, copy, publicly display, publicly perform, and create Derivatives of, the Rite Aid Technology and Rite Aid Technology Derivatives made by Rite Aid, for use in connection with the drugstore.com business. The foregoing license grant is worldwide, provided that drugstore.com shall not use, publicly display or publicly perform the Rite Aid Technology and/or Rite Aid Technology Derivatives in or at any Offline Retail Drugstore owned or operated by drugstore.com or any entity that it Controls anywhere in the world.

          7.2.2 drugstore.com hereby grants to Rite Aid, and its wholly owned Affiliates, a royalty-free, worldwide, nonexclusive license (without any right to transfer or sublicense) under the drugstore.com IPR, to use, copy, publicly display, publicly perform, and create Derivatives of, the Rite Aid Technology Derivatives made by drugstore.com, for use in connection with the Rite Aid business. The foregoing license grant is subject to any limitations imposed by Third Parties on drugstore.com and the terms and conditions of this Agreement, including the exclusivity provisions set forth in Section 4.

     7.3  License to Trademarks

          7.3.1 drugstore.com hereby grants to Rite Aid and any of its wholly owned entities a non-exclusive, royalty-free, worldwide license in all jurisdictions in which drugstore.com has any rights, to use, reproduce, distribute and display the drugstore.com Trademarks in connection with the Rite Aid pharmacy operations and the agreements among the parties with respect to merchandising and advertising.

          7.3.2 Rite Aid hereby grants to drugstore.com and any of its wholly owned entities a non-exclusive, royalty-free, worldwide license in all jurisdictions in which Rite Aid has any rights, to use, reproduce, distribute and display the Rite Aid Trademarks in connection with the drugstore.com pharmacy operations and the agreements among the parties with respect to merchandising and advertising.

          7.3.3 Each party shall have the right to exercise quality control over the use of its Trademarks by the other party to the degree necessary, in the sole opinion of the owner of such Trademarks, to maintain the validity and enforceability of such Trademarks and to protect the goodwill associated therewith. Each party shall, in its use of the other's Trademarks, adhere to a level of quality at least as high as that used by such party in connection with its use of its own Trademarks. If the owner of a Trademark, in its reasonable opinion, finds that use of such Trademark by the other party materially threatens the goodwill of such Trademark, the user of such Trademark shall, upon notice from the owner, immediately, and no later than ten (10) days after receipt of such owner's notice, take all measures reasonably necessary to correct the deviation(s) or misrepresentation(s) in, or misuse of, the applicable Trademark.

          7.3.4 Each party shall use the other's Trademarks in accordance with sound trademark and trade name usage principles and in compliance with all applicable laws and regulations of the United States (including all laws and regulations relating to the maintenance of the validity and enforceability of such Trademarks) and shall not use the Trademarks in any manner that might tarnish, disparage, or reflect adversely on the Trademarks or the owner of such Trademarks. Each party shall use, in connection with the other's Trademarks, all legends, notices and markings required by law. No party may materially alter the appearance of another's Trademarks in any advertising, marketing, distribution, or sales materials, or any other publicly distributed materials without the prior written consent of the other party.

     7.4  Access to Rite Aid Technology

     Rite Aid will provide drugstore.com with user identifications and passwords on an as-needed basis for the purpose of filling prescriptions for Pharmaceutical Products. All use of the user identifications, passwords and Rite Aid Technology shall be subject to Rite Aid's then-current privacy, data access, and other applicable policies.

     7.5  Reservation of Rights

     Rite Aid reserves ownership of the Rite Aid Technology. Except as specifically authorized or granted hereunder, no right, title or interest in, to or under any of the Rite Aid Technology is granted, created, assigned or otherwise transferred to drugstore.com pursuant to or by virtue of this Agreement.

     7.6  Maintenance of drugstore.com Site
     drugstore.com shall use reasonable efforts to maintain the drugstore.com Site such that up-time, scalability, back-up capability, security and response time meet the then current generally accepted standards for E-commerce sites on the World Wide Web.

     7.7  Amazon Technology

     Rite Aid and drugstore.com acknowledge that nothing in this Agreement will constitute a license in, or otherwise transfer any rights relating to, any IPR owned or Controlled by Amazon.com, Inc. or its corporate Affiliates. drugstore.com agrees that it will not incorporate any Amazon.com, Inc. technology or IPR into any Rite Aid Technology, Rite Aid Technology Derivative, or any Derivative of the foregoing.

Section 8.  IPR Ownership

     8.1  Ownership by Rite Aid

     As between Rite Aid and drugstore.com, Rite Aid shall own all Rite Aid IPR.

     8.2  Ownership by drugstore.com

     As between Rite Aid and drugstore.com, drugstore.com shall own all drugstore.com IPR.

     8.3  Underlying Work

     Notwithstanding the provisions of Section 8.1 and 8.2, the ownership of a Derivative shall not in itself convey any ownership or exploitation rights in the underlying work from which the Derivative was created.

     8.4  Joint Ownership

     The parties shall jointly own any Joint IPR, without any obligation to account to the other for any revenues earned from the exploitation of the Joint IPR. These ownership rights are subject to the terms and conditions of this Agreement, including the exclusivity provisions set forth in Section 4. Notwithstanding each party's ownership interest, (i) Rite Aid shall not transfer the Joint IPR to, or use the Joint IPR in connection with, any business that is operated by, with or for, or branded by, with or for, a Pharmacy Competitor; and
(ii) drugstore.com shall not transfer the Joint IPR to, or use the Joint IPR in connection with, any business operated by, with or for, or branded by, with or for, a Pharmacy Competitor. The foregoing limitation on ownership interests shall survive the expiration or termination of this Agreement for any reason.

     8.5  Assistance in Perfecting Title

     During and after the Term, each party shall, at the other party's expense, perform any actions and execute any documents necessary to perfect the other party's title in its IPR.

Section 9.  Technical and Advertising Communications

     9.1  Advertising

     The parties will:

     (i) each appoint a liaison to oversee and address issues and disputes regarding ongoing advertising activities; and

     (ii) each appoint one senior marketing representative, that will meet on at least a calendar quarterly basis to discuss opportunities and establish advertising goals of the parties for the next calendar quarter, establish general long term marketing strategies and review Rite Aid's marketing expenditures for the prior quarter pursuant to Section 5.6.

     Any advertising-related dispute not resolved by the liaisons shall be subject to the dispute resolution procedures set forth in Section 14.

     9.2  Joint Technology Support

          9.2.1. As requested by drugstore.com, Rite Aid will provide to drugstore.com copies of the Rite Aid Technology in such manner as mutually agreed upon by the parties for use by drugstore.com in accordance with the terms of this Agreement.

          9.2.2.  The parties will:

                 (a) each appoint a technical liaison to oversee and address issues regarding the parties' ongoing efforts to integrate the Rite Aid Technology with the drugstore.com systems; and

                 (b) provide to each other updated copies, if any, of the Rite Aid Technology and the Rite Aid Technology Derivatives on a periodic basis when available, in such manner and at such times as mutually agreed upon by the parties, for use by the parties in accordance with the terms of this Agreement.

          9.2.3 Any technology-related dispute not resolved by the liaisons shall be subject to the dispute resolution procedures set forth in Section 14.

          9.3  Oversight

     Each party will appoint a senior executive officer to oversee and have overall responsibility for the administration of this Agreement and the parties' business relationship contemplated by this Agreement and the Pharmacy Agreement. Such senior executive officers will meet, either in person or by telephone conference, at least once each calendar quarter.

Section 10.    Representations and Warranties

     10.1  Representations and Warranties of drugstore.com

     10.1.1 drugstore.com hereby represents and warrants to Rite Aid:

              (a) Authorization. All corporate action on the part of drugstore.com, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the PCS Provider Agreement by and between drugstore.com and PCS, the Eagle Provider Agreement by and between drugstore.com and Eagle Managed Care ("Eagle"), the Addendum to Provider Agreements by and among drugstore.com, Rite Aid, PCS and Eagle and the Pharmacy Agreement (collectively, the "Agreements"), and the performance of all obligations of drugstore.com hereunder and thereunder has been taken, and the Agreements, when executed and delivered by drugstore.com, will constitute valid and legally binding obligations of drugstore.com, enforceable against drugstore.com in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

              (b) Intellectual Property. To its knowledge, drugstore.com owns or possesses sufficient legal rights to all IPR necessary for its business as now conducted without any conflict with, or infringement of, the rights of others. drugstore.com has not received any written communications alleging that any drugstore.com technology or drugstore.com Trademarks have violated or would violate any of the IPR of any Third Party. drugstore.com is not aware that any of its employees is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such employee's ability to promote the interests of drugstore.com or that would conflict with drugstore.com's business. Neither the execution, delivery or performance of the Agreements, nor the carrying on of drugstore.com's business as now conducted by the employees of drugstore.com, will, to drugstore.com's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. drugstore.com does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by drugstore.com

               (c) Compliance with Other Instruments. The execution, delivery and performance of the Agreements and the consummation of the transactions contemplated thereby will not result in any violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any provision of drugstore.com's or any of its subsidiaries' charter or bylaws or any instrument, judgment, order, writ, decree or contract to which drugstore.com or any of its subsidiaries is a party or by which drugstore.com or any of its subsidiaries is bound, or any provision of any federal or state statute, rule or regulation applicable to drugstore.com or any of its subsidiaries, the effect of which would have a material adverse effect on the ability of drugstore.com or any of its subsidiaries to perform its obligations under the Agreements or result in the creation of any lien, charge or encumbrance upon any assets of drugstore.com or any of its subsidiaries.

                         (d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, DRUGSTORE.COM MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY GOODS OR SERVICES TO BE PROVIDED UNDER THE AGREEMENTS, OTHER THAN THOSE EXPRESSLY SET FORTH IN THE AGREEMENTS.

     10.2  Representations and Warranties of Rite Aid

     10.2.1  Rite Aid hereby represents and warrants to drugstore.com:

              (a) Authorization. All corporate action on the part of Rite Aid, its officers, directors and stockholders necessary for the authorization, execution and delivery of the Agreements to which Rite Aid is a party, and the performance of all obligations of Rite Aid thereunder has been taken, and the Agreements to which Rite Aid is a party, when executed and delivered by Rite Aid, will constitute valid and legally binding obligations of Rite Aid, enforceable against Rite Aid in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

               (b) Intellectual Property. To its knowledge, Rite Aid owns or possesses sufficient legal rights to all IPR necessary for its business as now conducted without any conflict with, or infringement of, the rights of others. Rite Aid has not received any written communications alleging that any Rite Aid Technology or Rite Aid Trademarks have violated or would violate any of the IPR of any Third Party. Rite Aid is not aware that any of its employees is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such employee's ability to promote the interests of Rite Aid or that would conflict with Rite Aid's business. Neither the execution, delivery or performance of the Agreements to which Rite Aid is a party, nor the carrying on of Rite Aid's business as now conducted by the employees of Rite Aid, will, to Rite Aid's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. Rite Aid does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by Rite Aid.

              (c) Compliance with Other Instruments. The execution, delivery and performance of the Agreements to which Rite Aid is a party and the consummation of the transactions contemplated thereby will not result in any violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any provision of Rite Aid's or any of its subsidiaries' charter or bylaws or any instrument, judgment, order, writ, decree or contract to which Rite Aid or any of its subsidiaries is a party or by which Rite Aid or any of its subsidiaries is bound, or any provision of any federal or state statute, rule or regulation applicable to Rite Aid or any of its subsidiaries, the effect of which would have a material adverse effect on the ability of Rite Aid or any of its subsidiaries to perform its obligations under the Agreements to which Rite Aid is a party or result in the creation of any lien, charge or encumbrance upon any assets of Rite Aid or any of its subsidiaries.

              (d) Internet Business. During the twelve (12) month period ended May 31, 1999, Rite Aid customers ordered 353,844 refill prescriptions using the Internet. For the 41 days ended May 11, 1999, Rite Aid's revenues from such sales were $2,559,181 (or $22,782,952 on an annualized basis for the twelve (12) month period ended May 11,
          1999).

                   (e) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, RITE AID MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY GOODS OR SERVICES TO BE PROVIDED UNDER THE AGREEMENTS TO WHICH RITE AID IS A PARTY, OTHER THAN THOSE EXPRESSLY SET FORTH IN THE AGREEMENTS TO WHICH RITE AID IS A PARTY.

     10.3  Survival

     The representations and warranties of drugstore.com and Rite Aid set forth in 10.1 and 10.2 shall survive until the earlier of (i) the consummation by drugstore.com of an underwritten public offering (an "IPO") of shares of drugstore.com Common Stock pursuant to a registration statement filed under the Securities Act of 1933 and (ii) ten (10) business days after the delivery by drugstore.com to Rite Aid of drugstore.com's audited balance sheet as of December 31, 1999 and audited statements of income and cash flows for the 12 months ended December 31, 1999.

Section 11.  Indemnification

     11.1  Indemnification

     Rite Aid and drugstore.com each shall indemnify and hold harmless the other and its divisions, its Affiliates and its officers, directors, employees, representatives and agents (the "Indemnified Parties") from and against (i) any and all liabilities, suits, costs, judgments, penalties, expenses, obligations, losses and damages arising from or related to claims or actions made by a Third Party, including any obligation or liability which may be imposed upon any of the Indemnified Parties as a matter of law, and constituting, or in any way based upon, resulting from or arising out of any breach or alleged breach by Rite Aid or drugstore.com, as applicable, of any representation, warranty, agreement or covenant made by such party in this Agreement, and (ii) any cost or expense (including legal fees and out-of-pocket expenses) reasonably incurred by any of the Indemnified Parties (and their counsel) in investigating, preparing for, defending against or otherwise taking any action in connection with any of the foregoing (collectively "Damages").

     11.2  Procedure

     Subject to the provisions of Section 12, if any claim, demand, assessment or liability or cost incidental thereto (collectively, an "Indemnified Claim"), is asserted against an Indemnified Party in respect of which the Indemnified Party proposes to demand indemnification from the other party (the "Indemnifying Party") pursuant to Section 11.1, such Indemnified Party will promptly notify the Indemnifying Party in writing. No failure of an Indemnified Party to so notify the Indemnifying Party shall relieve the Indemnifying Party from the obligation to indemnify the Indemnified Party unless and to the extent the Indemnifying Party is actually prejudiced by such failure. Such Indemnified Party will accord the Indemnifying Party the opportunity to assume entire control for the defense, compromise or settlement of any such Indemnified Claim through its own counsel and at its own expense; provided that no such compromise or settlement shall include any non-monetary terms and conditions applicable to such Indemnified Party without the consent of the Indemnified Party; and provided further, that the Indemnified Party may retain its own counsel at its own expense (the Indemnifying Party shall only be liable for the cost of one such counsel for all Indemnified Parties) if (i) the Indemnifying Party, within thirty (30) days after notice of any Indemnified Claim, fails to assume the defense of such Indemnified Claim or (ii) the representation of both the Indemnifying Party and the Indemnified Party would, in the reasonable judgment of the parties, be inappropriate due to actual or potential conflicting interests between them. If the Indemnifying Party does not assume entire control of the defense, compromise or settlement of such Indemnified Claim, the Indemnified Party may compromise or settle any such Indemnified Claim. drugstore.com and Rite Aid each agrees to cooperate fully with respect to the defense of any Indemnified Claim.

Section 12.  Infringement Claims

     12.1  Legal Action for Infringement of IPR

     12.1.1 Rite Aid reserves any and all rights to commence, prosecute, compromise and settle any claim, action or proceeding for infringement, unfair competition, unauthorized use, misappropriation or violation of any of the Rite Aid IPR by any Third Party. Rite Aid may commence, prosecute, compromise or settle any such claim, action or proceeding, as well as any claim, action or proceeding to defend any of the Rite Aid IPR, in its sole discretion, but shall not have any obligation to do so. Rite Aid will keep drugstore.com apprised of the status of any such claim, action or proceeding and notify drugstore.com if Rite Aid elects to discontinue further prosecution or defense of the same.

     12.1.2 drugstore.com reserves any and all rights to commence, prosecute, compromise and settle any claim, action or proceeding for infringement, unfair competition, unauthorized use, misappropriation or violation of any of the drugstore.com IPR by any Third Party. drugstore.com may commence, prosecute, compromise or settle any such claim, action or proceeding, as well as any claim, action or proceeding to defend any of the drugstore.com IPR, in its sole discretion, but shall not have any obligation to do so. drugstore.com will keep Rite Aid apprised of the status of any such claim, action or proceeding and notify Rite Aid if drugstore.com elects to discontinue further prosecution or defense of the same.

     12.1.3 No party shall have the right to commence or prosecute any legal action with regard to the IPR of the other party, without such other party's prior written consent in such other party's sole discretion.

     12.1.4 Each party may, at its sole expense, commence and prosecute any claim, action or proceeding for infringement, unfair competition, unauthorized use, misappropriation, or violation of Joint IPR by any Third Party, and the non-prosecuting Party shall fully cooperate with the prosecuting party in such claim, action or proceeding at the prosecuting party's expense.

     12.1.5 If either party becomes the subject of a claim, action or proceeding for infringement, unfair competition, unauthorized use, misappropriation or violation of any IPR of a Third Party as a result of its use of the other party's IPR pursuant to this Agreement, then the party owning such IPR shall upon the request of such other party defend the requesting party from and against such claim, action or proceeding; provided that the requesting party shall provide such assistance in defense of the claim, action or proceeding as the owning party may request and shall comply with any settlement or court order made in connection with the claim, action or proceeding (e.g., relating to the future use of any infringing IPR); and provided further that, notwithstanding the foregoing, the requesting party shall indemnify the owning party from and shall pay any and all damages, liabilities, costs and expenses (including reasonable attorneys fees) incurred by the owning party or otherwise arising out of such claim, action or proceeding to the extent related to the requesting party's use of the owning party's IPR. In any case, the requesting party shall be entitled to participate in the defense of any such claim, action or proceeding, at its own cost, with counsel of its choice.

     12.1.6 In the event either party should have a claim against the other party for infringement, unfair competition, unauthorized use, misappropriation or violation of any of its IPR as a result of the use of its IPR by the other party pursuant to this Agreement, the parties shall resort to the dispute resolution provisions set forth in Section 14.

Section 13.  Additional Obligations of the Parties

     13.1  Nondisclosure

           13.1.1 A party (the "Receiving party") receiving any Confidential Information of the other party (the "Disclosing party") will exercise a reasonable degree of care, but in no event less than the same degree of care that it uses to protect its own confidential information of a like nature, to keep confidential and not disclose such Confidential Information. Without limiting the generality of the foregoing, the Receiving party shall disclose the Confidential Information of the other party only to those of its employees and contractors
(a) who have a need to know the Confidential Information in order to exercise its license to such Confidential Information, and (b) who are contractually obligated to comply with the disclosure and usage restrictions set forth in this Agreement. In addition, each party may, with the prior written consent of the other party (which consent shall not be unreasonably withheld), disclose the existence and terms of this Agreement to potential sources of financing who are contractually obligated to maintain the confidentiality of such information; provided, however, that if, after receipt of a written request for consent, the other party does not respond to the request within three (3) business days, consent will be deemed to have been given so long as the requested disclosure is not to a Competitor.

     13.1.2 The obligations set forth in Section 13.1.1 above shall not apply to any Confidential Information to the extent it: (a) is approved by prior written authorization of the Disclosing party for release by the Receiving party; (b) is disclosed in order to comply with a judicial order issued by a court of competent jurisdiction, in which event the Receiving party shall give prior written notice to the Disclosing party of such disclosure as soon as practicable and shall cooperate with the Disclosing party in using all reasonable efforts to obtain an appropriate protective order or equivalent, provided that the information shall continue to be Confidential Information to the extent it is covered by such protective order or equivalent; (c) becomes generally available to the public through any means other than a breach by the Receiving party of its obligations under this Agreement; (d) was in the possession of the Receiving party without obligation of confidentiality prior to receipt or disclosure under this Agreement as evidenced by written records made prior to such receipt or disclosure; (e) is developed independently by the Receiving party without the use of or benefit from any of the Confidential Information of the other party or without breach of this Agreement, as evidenced by written records of the Receiving party in existence as of disclosure by the Disclosing party; or (f) is required to be disclosed by any national securities exchange, by government rule or regulation (e.g., in connection with a securities filing) or by any other provisions of applicable law, provided that the Receiving party gives the Disclosing party advance written notice (to the extent practicable) of the disclosure and cooperates with the Disclosing party in any reasonable attempt to limit the scope of the required disclosure. In any dispute over whether information is Confidential Information under this Agreement, it will be the burden of the Receiving party to show that such contested information falls within the exceptions set forth in this Section 13.1.2.

     13.2  No Contest of Rite Aid IPR

     drugstore.com shall not contest or otherwise challenge (e.g., in any legal action or otherwise), or assist or encourage any other Person to contest or challenge, the validity of any Rite Aid IPR; provided that the foregoing shall not preclude drugstore.com from claiming that the IPR in question is drugstore.com IPR.

     13.3  No Contest of drugstore.com IPR

     Rite Aid shall not contest or otherwise challenge (e.g., in any legal action or otherwise), or assist or encourage any other Person to contest or challenge, the validity of any drugstore.com IPR; provided that the foregoing shall not preclude Rite Aid from claiming that the IPR in question is Rite Aid IPR.

     13.4  Accommodation of Patent Application Requirements

     If either Party wishes to file a patent application with respect to Derivatives or Joint IPR, it shall first notify the other Party and provide a full disclosure of the intended filing thereto. Prior to the time such application is filed, the notified Party shall take no actions that would result in the loss of the right of the notifying Party to file such patent application, other than contesting in good faith the notifying Party's ownership of the IPR represented by such application pursuant to this Agreement.

Section 14.  Resolution of Disputes

     14.1  General

     If any dispute arises between the parties relating to this Agreement or the Pharmacy Agreement, each party will follow the dispute resolution procedures set forth in this Section 14 prior to initiating any litigation or pursuing other available remedies unless otherwise agreed in writing by the parties at the time the dispute arises. Notwithstanding the foregoing, any party may commence litigation without having first complied with the provisions of this Section 14 if such commencement occurs within thirty (30) days prior to the date after which the commencement of litigation would be barred by any statute of limitations, statute of repose or other law, rule, regulation, or order of similar import or in order to request injunctive or other equitable relief necessary to prevent irreparable harm. In such event, the parties will (except as may be prohibited by judicial order) nevertheless continue thereafter to follow the procedures set forth in this Section 14.

     14.2  Initiation of Procedures

     If a party seeks to initiate the procedures under this Section 14, such party will give written notice thereof to the other party. Such notice will (i) state that it is a notice initiating the procedures under this section, (ii) describe briefly the nature of the dispute and the initiating party's claim or position in connection with the dispute, and (iii) identify an individual with authority to settle the dispute on such party's behalf. Within ten (10) days after receipt of any notice under this Section 14.2, the receiving party will give the initiating party written notice that describes briefly the receiving party's claims and positions in connection with the dispute and identifies an individual with the authority to settle the dispute on behalf of the receiving party.

     14.3  Pre-Litigation Discussion

     The parties will cause the individuals identified in their respective notices under Section 14.2 to promptly make such investigation of the dispute as such individuals deem appropriate. Promptly and in no event later than ten (10) days after the date of the initiating party's notice under Section 14.2, such individuals will commence discussions concerning resolution of the dispute. If the dispute has not been resolved within 30 days after commencement of such discussions, then any party may request that the other party make its president available to discuss resolution of such dispute. Each party will cause its president to meet together with the other party's president to discuss such dispute at a mutually agreed upon time within 15 days after a party makes such request. If the dispute has not been resolved within 15 days after the presidents of the parties have first met, then any party may request that the other party make an independent director available to discuss resolution of such dispute. "Independent Director" means any director that is neither an employee of, nor an outside provider of services to, a party. Each party will cause its Independent Director to meet together with the other party's Independent Director to discuss such dispute at a mutually agreed upon time within ten (10) days after a party makes such request. If the Independent Directors do not resolve the dispute within five (5) days of their first meeting, the parties shall submit the dispute for non-binding mediation to a mutually agreed upon mediator or mediation firm. The parties will use their best efforts to cause the mediator to resolve the dispute within 15 days of its submission thereto. If the mediator is unable to resolve the dispute within such time period, any party may submit the dispute to litigation.

Section 15.  Breach; Termination; Extension

     15.1  Breach by Rite Aid

           15.1.1 In the event of a material breach by Rite Aid of any of its material obligations under this Agreement or the Pharmacy Agreement (including any material breach or inaccuracy of its representations or warranties that has a material adverse effect on the ability of Rite Aid to perform its obligations under this Agreement or the Pharmacy Agreement), which breach Rite Aid does not cure within sixty (60) days after drugstore.com gives Rite Aid written notice thereof, drugstore.com will have any and all of the following rights:

           (i) the right to terminate this Agreement;

           (ii) the right to seek indemnification pursuant to Section 11;

           (iii) the right to sue for breach; and

           (iv) subject to Section 15.3.4, the right to terminate the licenses granted to Rite Aid in Sections 7.2.2 and 7.3.1.

           15.1.2  All of the foregoing rights are subject to the provisions of
Section 16.6 and 16.7.

     15.2  Breach by drugstore.com

           15.2.1 In the event of a material breach by drugstore.com of any of its material obligations under this Agreement or the Pharmacy Agreement (including any material breach or inaccuracy of its representations or warranties that has a material adverse effect on the ability of drugstore.com to perform its obligations under this Agreement or the Pharmacy Agreement), which breach drugstore.com does not cure within sixty (60) days after Rite Aid gives drugstore.com written notice thereof, Rite Aid shall have any and all of the following rights:

           (i) the right to terminate this Agreement;

           (ii) the right to seek indemnification pursuant to Section 11;

           (iii) the right to sue for breach; and

           (iv) subject to Section 15.3.4, the right to terminate the licenses granted to drugstore.com in Sections 7.2.1 and 7.3.2.

           15.2.2 All of the foregoing rights are subject to the provisions of
Section 16.6 and 16.7.

     15.3  Termination

           15.3.1 This Agreement will terminate upon the earliest of (i) a termination pursuant to Section 16.14, (ii) expiration of the Term and (iii) a termination pursuant to Section 15.1 or 15.2. Sections 8, 11 (with respect to claims, damages or other losses related to or arising from events occurring prior to termination), 12 (with respect to claims, damages or other losses related to or arising from events occurring prior to termination), 13, 15 and 16 shall survive any termination of this Agreement except a termination pursuant to
Section 16.14. In addition, no termination (except a termination pursuant to Section 16.14) of this Agreement shall release a party from liability for breaches of this Agreement occurring prior to such termination.

           15.3.2 Upon expiration of the Term, all licenses granted pursuant to
Section 7.2 shall continue in perpetuity, provided that: (a) each party shall continue to provide for one year such technical support as was provided during the Term pursuant to Section 7.1; (b) Rite Aid shall not use or otherwise exploit the Rite Aid Technology Derivatives and Derivatives of the Rite Aid Technology Derivatives, in each case made by drugstore.com, in connection with any business that is operated by, with or for, or branded by, with or for, a Pharmacy Competitor; and (c) drugstore.com shall not use (x) the Rite Aid Technology and (y) Derivatives of the Rite Aid Technology and of Derivatives of Rite Aid Technology Derivatives, in each case made by Rite Aid, in connection with any business operated by, with or for, or branded by, with or for, a Pharmacy Competitor.

            15.3.3 Upon termination of this Agreement prior to the end of the Term because of a material breach by Rite Aid: (a) the license granted to drugstore.com pursuant to Section 7.2.1 shall terminate one year after the date of termination in order to provide drugstore.com with a transition period; and
(b) each party shall continue to provide for one year such technical support as was provided during the Term pursuant to Section 7.1.

            15.3.4 Upon termination of this Agreement prior to the end of the Term because of a material breach by drugstore.com: (a) the license granted to Rite Aid pursuant to Section 7.2.2 shall terminate one year after the date of termination in order to provide Rite Aid with a transition period; and (b) each party shall continue to provide for one year such technical support as was provided during the Term pursuant to Section 7.1.

     15.4 Liquidated Damages; Consequential Damages

            15.4.1 In the event drugstore.com terminates this Agreement in accordance with Section 15.1, Rite Aid will, upon written notice from drugstore.com, pay to drugstore.com as liquidated damages the sum of $5 million. Such liquidated damages will constitute the minimum amount payable to drugstore.com in connection with such termination. This Section 15.4.1 will not in any way limit drugstore.com's right to seek recovery of any and all damages actually incurred by drugstore.com and to which it is otherwise entitled under this Agreement and applicable law. In the event drugstore.com seeks recovery of additional damages, the sum paid or payable hereunder will be applied to reduce any amounts payable by Rite Aid to drugstore.com as part of any settlement or final, unappealable judgment entered in such proceeding.

            15.4.2 In no event will either party have any liability, whether based in contract, tort (including negligence), warranty or other legal or equitable grounds, for any loss of interest, profit or revenue by the other party or for any consequential, indirect, incidental, special, punitive or exemplary damages suffered by the other party, arising from or related to this Agreement, even if such party has been advised of the possibility of such losses or damages.

     15.5 Extension

     Unless either party gives the other party written notice not later than one year and thirty (30) days prior to the expiration of the initial ten year Term that it does not wish to extend the Term, the Term will automatically be extended for successive one year periods. Any additional one year term will automatically be renewed unless either party gives the other party written notice to the contrary not later than thirty (30) days prior to the expiration of the then current term.

Section 16.  Miscellaneous

     16.1 Relationship

     The parties are independent contractors under this Agreement. Each party acknowledges and agrees that it is not and will not be during the Term an employee or an agent of the other party. Nothing in this Agreement will be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership, franchise or business entity of any kind. Nothing in this Agreement will be construed as providing for the sharing of profits or losses arising out of the efforts of the parties hereto.

     16.2 Assignment; Sale of Assets or Capital Stock

     This Agreement shall be binding upon and inure to the benefit of the parties hereto, and the legal representatives, successors in interest and permitted assigns, respectively, of each such party. This Agreement shall not be assigned in whole or in part by any party without the prior written consent of the other party, such consent not to be unreasonably withheld; provided, however, that a party may, without consent of the other party, assign this Agreement to an Affiliate of the assignor, or to an entity acquiring all or substantially all the assets or capital stock of the assignor due to merger, acquisition, consolidation or otherwise so long as (a) the assignor remains liable for the full and faithful performance of its obligations hereunder, (b) such Affiliate or successor in writing assumes all of the obligations of the assignor under this Agreement and agrees to comply with the terms set forth in this Agreement, and (c) a copy of the assignment is provided to the non-assigning party. The parties' respective rights and obligations under this Agreement shall survive any transaction pursuant to which a Third Party acquires all or substantially all the assets or capital stock of either party, whether due to merger, acquisition, consolidation or otherwise.

     16.3 Notices

     All notices, requests, demands, applications, services of process, and other communications that are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by telecopy or facsimile transmission, answer back requested, or delivered by courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties to this Agreement at the following addresses:

         If to Rite Aid:         Rite Aid Corporation
                                 30 Hunter Lane
                                 Camp Hill, PA 17011
                                 Attn: General Counsel
                                 Fax: 717-760-7867

         If to drugstore.com:    drugstore.com, inc
                                 13920 SE Eastgate Way,
                                 Suite 300
                                 Bellevue, WA 98005
                                 Attn: General Counsel
                                 Fax: 425-372-3800

or to such other address as the party shall have furnished to the other party by notice given in accordance with this Section 16.3. Such notice shall be effective (i) if delivered in person or by courier, upon actual receipt by the intended recipient, or (ii) if sent by telecopy or facsimile transmission, on the date of transmission unless transmitted after normal business hours, in which case on the following date, or (iii) if mailed, upon the date of first attempted delivery.

     16.4 Waiver

     No provision of this Agreement shall be deemed to be waived and no breach excused unless such waiver or consent shall be in writing and signed by the party that is claimed to have waived or consented. The failure of a party at any time, or from time to time, to require performance by the other party of any provision hereof shall in no way affect the rights of such party thereafter to enforce the same nor shall the waiver by a party of any breach of any provision hereof by the other party constitute a waiver of any succeeding breach of such provision, or a waiver of any provision itself, or a waiver of any other provisions hereof.

     16.5 Severability

     This Agreement will be enforced to the fullest extent permitted by applicable law. If for any reason any provision of this Agreement is held to be invalid or unenforceable to any extent, then: (a) such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision; (b) such provision will be void to the extent it is held to be invalid or unenforceable; (c) such provision will remain in effect to the extent that it is not invalid or unenforceable; and (d) such invalidity or unenforceability will not affect any other provision of this Agreement or any other agreement between the parties.

     16.6 Remedies

     Except as otherwise expressly provided in this Agreement, each and all of the rights and remedies provided in this Agreement, and each and all of the remedies allowed at law and in equity, will be cumulative, and the exercise of one right or remedy will not be exclusive of the right to exercise or resort to any and all other rights or remedies provided in this Agreement or at law or in equity.

     16.7 Injunctive Relief

     The parties acknowledge that a material breach of this Agreement would cause irreparable harm, the extent of which would be difficult to ascertain. Accordingly, they agree that, in addition to any other legal remedies to which the non-breaching party may be entitled, such party will be entitled to obtain immediate injunctive relief in the event of a material breach of this Agreement.

     16.8 Governing Law

     This Agreement will be governed by and construed according to the laws of the State of Delaware without regard to its choice of law provisions. The parties consent to the jurisdiction of such courts and waive any right to assert that any such court constitutes an inconvenient or improper forum.

     16.9 Publicity

     Neither party shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by the Agreements, except as and to the extent that any such party shall be so obligated by law or by the rules, regulations or policies of any national securities exchange or association or governmental entity, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the parties hereby acknowledge and agree that communications among employees of the parties and their attorneys, representatives and agents necessary to consummate the transactions contemplated hereby shall not be deemed a public announcement for purposes of this Section 16.9. Upon the execution and delivery of this Agreement, the parties hereto will cooperate in respect of the immediate issuance of a mutually acceptable press release relating to the transactions contemplated by the Agreements.

     16.10  Entire Agreement

     All Exhibits and Schedules to this Agreement are incorporated in and constitute a part of this Agreement. This Agreement and the Pharmacy Agreement, including the Exhibits and Schedules hereto and thereto, each as amended from time to time, constitute the entire understanding between the parties in relation to the subject matter hereof and supersede all prior discussions, agreements and representations related to this subject matter, whether oral or written and whether or not executed by a party. Unless otherwise provided in this Agreement, no modification, amendment or other change may be made to this Agreement or any part thereof unless reduced to writing and executed by authorized representatives of all parties.

     16.11  Counterparts

     This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     16.12  Titles and Subtitles

     The titles and subtitles used in this Agreement and in the Exhibits and Schedules hereto are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     16.13  Force Majeure

     Neither party shall be responsible for a failure to meet its obligations under this Agreement to the extent caused by the following: (i) materially inaccurate data submitted by the other party; (ii) any failure by the other party to meet its obligations stated in this Agreement; (iii) any failure of equipment, facilities or services not controlled or supplied by such party; or
(iv) failure(s) caused by acts of God, acts of nature, riots and other major civil disturbances, strike by such party's personnel, sabotage, injunctions or applicable laws or regulations, in each case without breach by such party of any obligations under this Agreement with regard to either such event or such failure. Rite Aid or drugstore.com, as applicable, agrees to use its commercially reasonable efforts to restore performance of its obligations under this Agreement as soon as reasonably practicable following any such event.

     16.14  Effective Time

     This Agreement shall only become effective (the "Effective Time") upon the consummation of the purchase by Rite Aid of Series E Preferred Stock of drugstore.com pursuant to the Series E Preferred Stock Purchase Agreement. This Agreement shall automatically terminate upon any termination of the Series E Preferred Stock Purchase Agreement pursuant to Section 7.16 thereof. Upon such termination, this Agreement shall become void and of no further effect.



                            [Signature Page Follows]

     In witness whereof, the parties have duly entered into this Main Agreement as of the date first written above.


Rite Aid:                                drugstore.com:

RITE AID CORPORATION                     DRUGSTORE.COM, INC.



By:  /s/ Elliot S. Gerson                By:  /s/ Peter Neupert
   ------------------------------           ------------------------------
   Name:  Elliot S. Gerson                  Name:  Peter Neupert
   Title: Executive Vice President          Title: Chief Executive Officer

   Address: 30 Hunter Lane                  Address: 13920 SE Eastgate Way
            Camp Hill, PA 17011                      Suite 300
                                                     Bellevue, WA 98005